Exhibit (a)(5)(G)

ST. JUDE MEDICAL
News Release...

St. Jude Medical One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com
Contacts	Laura Merriam Investor Relations (651) 766-3029	Angela Craig Media Relations (651) 481-7789

St. Jude Medical Extends Subsequent Offering Period By Five Business Days

        ST. PAUL, MN, November 21, 2005—St. Jude Medical, Inc. (NYSE:STJ) announced today that the previously announced subsequent offering period of its tender offer for all outstanding shares of common stock of Advanced Neuromodulation Systems, Inc. (NASDAQ:ANSI) has been extended and will now expire at 5:00 p.m. Eastern Time on Monday, November 28, 2005. The subsequent offering period was previously scheduled to expire at 12:00 midnight, Eastern Time, on Friday, November 18, 2005.

        Including those ANS shares tendered in the initial offering period, ANS shareholders have now tendered approximately 17,977,527 shares (up from 15,769,679 shares at the end of the initial offering period that expired on November 15, 2005), or approximately 89 percent of the outstanding shares of ANS. St. Jude Medical has accepted for payment all of the ANS shares that were validly tendered and not properly withdrawn in the offer.

        St. Jude Medical has also received notices of guaranteed delivery for 534,142 shares, representing approximately 2.6 percent of ANS's outstanding shares. The extension of the subsequent offering period will permit all shareholders who have not yet tendered their shares, including those shareholders who have delivered notices of guaranteed delivery but not tendered the shares underlying those notices, to obtain the $61.25 per share offer price for their ANS shares prior to consummation of a merger.

        If at least 90 percent of the outstanding shares of ANS common stock have been tendered by the expiration of the subsequent offering period, St. Jude Medical will carry out a "short-form" merger, as permitted by Texas law.

        During the subsequent offering period, ANS shares validly tendered will be accepted and promptly paid for as they are tendered. Shareholders who tender ANS shares during such period will be paid the same $61.25 net per share in cash consideration paid during the initial offering period. ANS shares tendered during the subsequent offering period may not be withdrawn. If the subsequent offering period is extended, St. Jude Medical will issue a press release prior to 9:00 a.m. Eastern Time on the first business day following the date the subsequent offering period was scheduled to expire.

        MacKenzie Partners, Inc. is acting as information agent in connection with the tender offer and can be contacted at (800) 322-2885 (toll free) or (212) 929-5500 (collect). The Dealer Manager for the tender offer is Banc of America Securities LLC.

About St. Jude Medical

        St. Jude Medical, Inc. (www.sjm.com) is dedicated to the design, manufacture and distribution of innovative medical devices of the highest quality, offering physicians, patients and payers outstanding clinical performance and demonstrated economic value.

About ANS

        ANS (www.ANS-medical.com) designs, develops, manufacturers and markets implantable systems used to manage chronic intractable pain and other disorders of the central nervous system.

Forward-Looking Statements

        Any statements made regarding the proposed transaction between St. Jude Medical, Inc. and Advanced Neuromodulation Systems, Inc., the expected timetable for completing the transaction, successful integration of the business, benefits of the transaction, potential clinical success, regulatory approvals, anticipated future product launches, revenues, earnings, expected repayment of debt, market shares, market growth, market segment growth, new indications, and any other statements regarding St. Jude Medical's or ANS's future expectations, beliefs, goals or prospects are forward-looking statements which are subject to risks and uncertainties, such as those described under or incorporated by reference in the Cautionary Statements section in Item 2 of St. Jude Medical's Quarterly Report on Form 10-Q filed on November 8, 2005 (see page 35), and in Item 8.01 of ANS's Current Report on Form 8-K filed on October 17, 2005, and in the Outlook and Uncertainties section in ANS's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 (see page 26), and ANS's Annual Report on Form 10-K for the year ended December 31, 2004 (see page 26). Actual results may differ materially from anticipated results.

Additional Information

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of ANS. St. Jude Medical has filed a tender offer statement with the Securities and Exchange Commission (SEC) and ANS has filed a solicitation/recommendation statement with respect to the offer. ANS shareholders are advised to read the tender offer statement regarding the acquisition of ANS referenced in this news release, and the related solicitation/recommendation statement. The tender offer statement and the solicitation/recommendation statement contain important information that should be read carefully before any decision is made with respect the offer. These documents are available at no charge on the SEC's web site at www.sec.gov. Shareholders may also obtain copies of these documents without charge by requesting them from MacKenzie Partners, Inc., (800) 322-2885 (toll free) or (212) 929-5500 (collect), the Information Agent for the tender offer.